Exhibit 2.2

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of 31 December 2020 CRH public limited company (“CRH,” “CRH plc,” the “Company,” “we,” “us,” and “our”) had the following securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
American Depositary Shares	CRH	New York Stock Exchange

Ordinary shares		New York Stock Exchange(i)
5.750% Notes due 2021	CRH/21	New York Stock Exchange

(i)    Not for trading, but only in connection with the registration of American Depositary Shares representing such ordinary shares, pursuant to the requirements of the Securities and Exchange Commission.

Capitalized terms used but not defined herein have the meanings given to them in CRH’s annual report on Form 20-F for the fiscal year ended 31 December 2020.

ORDINARY SHARES

This section summarizes the material terms of our Ordinary Shares, including certain provisions of our Memorandum and Articles of Association and applicable Irish law in effect on the date hereof. However, the following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by CRH’s Memorandum and Articles of Association and by the Companies Act 2014 and any other applicable Irish law concerning companies, as amended from time to time.

A copy of the Company’s Memorandum and Articles of Association is filed as Exhibit 1 to our Annual Report on Form 20-F for the fiscal year ended 31 December 2020.

General

As of 31 December 2020, the authorized share capital of the Company was €426,297,940, which includes 1,250,000,000 Ordinary Shares of €0.32 each as well as 150,000 5% Cumulative Preference Shares of €1.27 each, 872,000 7% “A” Cumulative Preference Shares of €1.27 each, and 1,250,000,000 Income Shares of €0.02 each.1 The Cumulative Preference Shares, the “A” Cumulative Preference Shares and the Income Shares are not registered pursuant to Section 12(b) of the Exchange Act. As of 31 December 2020, 795,140,338 Ordinary Shares were issued and outstanding. All outstanding Ordinary Shares are fully paid.

Shareholders have the choice of holding their shares in electronic form or in the form of share certificates. Since 1996, it had been possible to transfer Ordinary Shares in uncertificated form through CREST System, which is a London-based securities settlement system (the “CREST System”) operated by Euroclear UK & Ireland Limited. Following the withdrawal of the United Kingdom from the EU, shareholder approval was

[1]

Following approval by shareholders at an Extraordinary General Meeting held on 9 February 2021, the Income Shares were surrendered and cancelled with effect from 9 February 2021. Prior to their cancellation, one Income Share had been tied to each Ordinary Share and could only be transferred or otherwise dealt with in conjunction with such Ordinary Share.

obtained at the 2021 EGM for the migration of CRH’s Ordinary Shares from the CREST System to the central securities depositary operated by Euroclear Bank SA/NV, an international central securities depositary incorporated in Belgium (the “Euroclear System”). The migration of the Ordinary Shares is expected to occur in mid-March 2021. Following the migration, Ordinary Shares in uncertificated form may be transferred electronically through the Euroclear System.

The transfer of Ordinary Shares in certificated form may be made by instrument in writing in any usual or common form, or any other form in which the Board of Directors may approve. However, the Board may, in its discretion, decline to register the transfer of an Ordinary Share that is not fully paid or an Ordinary Share on which the Company has a lien.

Directors

CRH’s Articles of Association provide for a Board of Directors which is vested with all powers to manage the business and affairs of CRH. Unless otherwise determined by an ordinary resolution of shareholders, the Board must consist of not fewer than three directors and not more than 15 directors. The qualification of a Director is the holding alone and not jointly with any other person of 1,000 Ordinary Shares in the capital of the Company.

Under the Company’s Articles of Association, all Directors are required to submit themselves for re-election at intervals of not more than three years. However, in accordance with the provisions contained in the UK Corporate Governance Code, the Board has decided that all Directors eligible for re-election should retire at each General Meeting and offer themselves for re-election.

Voting Rights

At shareholders’ meetings, holders of Ordinary Shares, either in person or by proxy, are entitled to one vote on a show of hands, and one vote per share on a poll. No member is entitled to vote at any general meeting unless all calls or other sums immediately payable in respect of shares in the Company have been paid.

Dividend Rights

Shareholders may by ordinary resolution declare final dividends and the Directors may declare interim dividends, but no final dividend may be declared in excess of the amount recommended by the Directors and no dividend may be paid other than out of profits available for that purpose in accordance with the Companies Act 2014. There is provision to offer scrip dividend in lieu of cash. The preference shares rank for fixed rate dividends in priority to the Ordinary Shares. Any dividend which has remained unclaimed for 12 years from the date of its declaration shall, if the Directors so decide, be forfeited and cease to remain owing by the Company.

Calls on Shares

The Directors may from time to time call upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times.

Liquidation Rights

In the event the Company is being wound up, the liquidator may, with the sanction of a shareholders’ special resolution, divide among the holders of the Ordinary Shares the whole or any part of the net assets of the Company (after the return of capital and payment of accrued dividends on the preference shares) in cash or in kind, and may set such values as he deems fair upon any property to be so divided and determine how such division will be carried out. The liquidator may, with a like sanction, vest such assets in trust as he thinks fit, but no shareholders will be compelled to accept any shares or other assets upon which there is any liability.

New Issues of Shares

Subject to the provisions of the Companies Act 2014 and the Articles of Association, the issuance of new shares is at the discretion of the Board. The Board requires the authority of the shareholders to allot any unissued Ordinary Share capital of the Company.

At the 2020 General Meeting, Resolution 7 was approved by the shareholders to renew the annual authority for that purpose. The authority extends to an amount which represents just under 50% of the issued Ordinary Share capital as at 27 February 2020. Any allotment exceeding 33% of the issued Ordinary Share capital will only be made pursuant to a pre-emptive issue and no issue of shares will be made which could effectively alter control of the Company without prior approval of the Company in General Meeting.

Pre-emptive Rights

Irish company law provides that issuances of equity shares for cash (and rights to subscribe for or to convert into equity shares for cash) must be offered, pro rata, to the existing shareholders of equity shares. The shareholders may, by special resolution, eliminate this requirement for periods of up to five years. At the 2020 General Meeting, Resolutions 8 and 9 were approved by the shareholders to renew the annual authorities of the Directors to disapply statutory pre-emption rights in relation to allotments of Ordinary Shares for cash in certain circumstances.

Resolution 8 authorizes the Board to allot Ordinary Shares on a non-pre-emptive basis and for cash (otherwise than in connection with a rights issue or similar pre-emptive issue) up to a maximum of 5% of the issued Ordinary Share capital. Resolution 8 also allows the Board to disapply pre-emption rights in order to accommodate any regulatory restrictions in certain jurisdictions where the Company might otherwise wish to undertake a pre-emptive issue. Resolution 9 affords the Board an additional power to allot Ordinary Shares on a non-pre-emptive basis and for cash up to a further 5% of the issued share capital. The power conferred by Resolution 9 can be used only in connection with an acquisition or a specified capital investment which is announced contemporaneously with the issue, or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue. The 5% limits in Resolutions 8 and 9 include any Treasury Shares reissued by the Company during the same period.

Disclosure of Shareholders’ Interests

Under the Companies Act 2014 and the Transparency (Directive 2004/109/EC) Regulations 2007 shareholders are required to disclose their interests in, and changes to interests in, 5% or more of a company’s share capital. Under Article 14 of the Articles of Association, the Board may give a notice to any shareholder requiring an indication in writing of: (i) the capacity in which the shares are held or any interest therein; (ii) the persons who have an interest in the shares and the nature of their interest; or (iii) whether any of the voting rights carried by such shares are the subject of any agreement or arrangement under which another person is entitled to control the shareholder’s exercise of these rights. A shareholder may lose the right to vote by not complying with any statutory notice or notice given by the Company, pursuant to Article 14 of the Articles of Association.

Restrictions on Share Ownership

There are no restrictions under the Memorandum and Articles of Association of the Company or under Irish law that limit the right of non-Irish residents or foreign owners to freely hold their Ordinary Shares or to vote their Ordinary Shares.

Variation of Rights

Subject to the provisions of the Companies Act 2014, the rights attached to any class of shares may be varied with the consent in writing of the holders of not less than three fourths in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of those shares.

General Meeting

Shareholder meetings may be convened by majority vote of the Directors or requisitioned by shareholders holding not less than 5% of the voting rights of the Company. A quorum for a general meeting of the Company is constituted by two or more shareholders present in person and entitled to vote. The passing of resolutions at a meeting of the Company, other than special resolutions, requires a simple majority. A special resolution, in respect of which not less than 21 clear days’ notice in writing must be given, requires the affirmative vote of at least 75% of the votes cast.

Severance Payments

The Company has entered into a service contract with its Chief Executive which provides for severance payments upon termination of employment, including if termination occurs in connection with a change of control which diminishes the role and responsibilities of the Chief Executive. For purposes of calculating the amounts due, it is not relevant whether or not termination of employment is related to a change of control.

AMERICAN DEPOSITARY SHARES

General

The Company has issued its Ordinary Shares2 in the form of American depositary shares (“ADS(s)”). Each ADS represents the right to receive one Ordinary Share.

The Bank of New York Mellon (the “Depositary”) is the depositary with respect to the ADSs. Each ADS represents an ownership interest in one Ordinary Share, deposited with the custodian, as agent of the Depositary, under the Deposit Agreement dated November 28, 2006 between CRH, the Depositary and the holders of the ADSs (the “Deposit Agreement”). Each ADS also represents any other securities, cash or other property which may be held by the Bank of New York Mellon as depositary.

The Bank of New York Mellon is a banking corporation organized under the laws of New York. Its principal office is located at 101 Barclay Street, New York, New York 10286. The Bank of Ireland acts as custodian and administers its duties from its principal Dublin office.

[2]	Prior to 9 February 2021, the term Ordinary Share included the Income Shares that were attached to the Ordinary Shares. The Income Shares were surrendered and cancelled on 9 February 2021.

The ADSs are held directly either as certificated securities evidenced by American Depositary Receipts (“ADR(s)”) or uncertificated securities. The person in whose name the ADSs are registered on the books of the Depositary is an ADS holder (the “Holder”). The rights of Holders are set out in the Deposit Agreement, which also sets forth the rights and obligations of the Depositary.

The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, please read the entire Deposit Agreement, which has been filed as Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended 31 December 2020. Copies of the Deposit Agreement are also available for inspection at the offices of the Depositary.

Record Date

Whenever any cash dividend or other cash distribution becomes payable, or any distribution other than cash is to be made, with respect to the Ordinary Shares deposited with the Depositary under the Deposit Agreement (the “Deposited Securities”), or whenever the Depositary receives notice of any meeting of holders of the Ordinary Shares, the Depositary fixes a record date to determine the Holders who are entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting.

The Holders on such record date are entitled to receive the amount distributable by the Depositary with respect to such dividend or other distribution, or such rights, or the net proceeds of sale thereof, in proportion to the number of ADSs held by them respectively.

Voting

Holders are entitled to direct the voting of Ordinary Shares deposited with the Depositary. Under the terms of the Deposit Agreement, the Depositary can only vote the shares in accordance with instructions it receives from Holders.

After determining the Holders as of the record date, the Depositary mails a notice to the Holders that contains:

•	Such information as is contained in such notice of meeting;

•

A statement, in a form provided by CRH, that the Holders are entitled to instruct the Depositary regarding the exercise of voting rights pertaining to the Ordinary Shares evidenced by their respective ADSs;

•	A brief statement about the manner in which such instructions may be given.

Dividends

Whenever the Depositary receives any cash dividend or other cash distribution on the Deposited Securities, where relevant the Depositary converts such dividend or distribution into United States dollars and distributes it (less any reasonable expenses incurred by the Depositary in converting such foreign currency) to the Holders entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them respectively. However, the amount distributed is reduced by any amounts required to be withheld by the Company or the Depositary in respect of taxes.

Whenever the Depositary receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and the Depositary determines that it can reasonably be converted into dollars distributable to the holders entitled thereto, the Depositary converts such foreign currency into dollars. These dollars (less any reasonable and customary expenses incurred by the Depositary in the conversion of the foreign currency) are then distributed to the Holders entitled thereto.

The Depositary may distribute any foreign currency it has received (or an appropriate document evidencing the right to receive such foreign currency) to the Holders entitled to receive the same, or hold such foreign currency for their respective accounts if:

•	the Depositary determines that the foreign currency cannot reasonably be converted into dollars distributable to the Holders entitled thereto; or

•	any approval or license of any government or authority or agency which is required for such conversion is denied or in the opinion of the Depositary is not obtainable; or

•	any such approval or license is not obtained within a reasonable period.

Reports and Other Communications

The Depositary makes available at its principal office any reports and communications received from the Company, including any proxy soliciting materials, which are:

•	received by the Depositary as the holder of the Deposited Securities, and

•	made generally available to the holders of such Deposited Securities by the Company.

At the Company’s expense, the Depositary also arranges for the prompt transmittal of such notices and other reports and communications which are made generally available by the Company to holders of its Ordinary Shares to the Holders.

The Depositary also keeps books for the registration and transfer of ADSs, which are open for inspection by the Company and Holders at all reasonable times. However, such inspection cannot be for the purpose of communicating with the Holders in respect of a business or object other than the business of the Company, a matter related to the Deposit Agreement or the ADSs.

Rights

If the Company offers any rights to subscribe for additional Ordinary Shares or any rights of any other nature to the holders of the Deposited Securities, the Depositary will have discretion as to the procedure to be followed in making such rights available to the Holders or in disposing of such rights on behalf of the Holders and making the net proceeds available in dollars to the Holders.

However, if requested by the Company, the Depositary will either:

•	make such rights available to Holders by means of warrants or otherwise, if it is lawful and feasible, or

•

if making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, sell such rights or warrants or other instruments at public or private sale, and allocate the proceeds of such sales for account of the Holders otherwise entitled thereto.

Distributions in Shares

If a distribution in respect of Deposited Securities comprises a dividend in, or free distribution of, the Ordinary Shares, the Depositary may, with the Company’s approval, distribute additional ADSs representing the number of Ordinary Shares so received to the Holders of outstanding ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them. In lieu of delivering fractional ADSs, the Depositary will sell the number of Ordinary Shares represented by the aggregate of such fractions and distribute the net proceeds. If additional ADSs are not so distributed, each ADS will thenceforth also represent the additional Ordinary Shares distributed.

Amendment and Termination of the Deposit Agreement

The form of the ADRs evidencing the ADSs and the Deposit Agreement may be amended by agreement between the Company and the Depositary. Any amendment which will (i) impose, or increase, any fees or charges (other than the fees of the Depositary for the delivery of ADSs and taxes and other governmental charges), or (ii) otherwise prejudice any existing substantial rights of Holders, will not become effective as to outstanding ADSs until three months have elapsed since the notice of such amendment was given to the Holders. Thereafter, every Holder shall be deemed to have consented to the amendment by continuing to hold the ADSs. No amendment can be made which would impair the right of Holders to surrender ADSs and receive the Deposited Securities represented thereby in return.

The Depositary may terminate the Deposit Agreement at any time at the direction of the Company by mailing a notice of termination to the Holders of all ADSs then outstanding. The notice must be given at least 30 days prior to the date fixed in the notice for termination. The Depositary may also terminate the Deposit Agreement if 60 days have expired after the Depositary has delivered a written notice of its election to resign to the Company, and a successor depositary has not been appointed.

If any ADSs remain outstanding after the date of termination, the Depositary will:

•	discontinue the registration of transfers of the ADSs;

•	suspend the distribution of dividends to the Holders; and

•	not give any further notices or perform any further acts under the Deposit Agreement,

except that the Depositary will continue to (i) collect dividends and other distributions pertaining to Deposited Securities, (ii) sell rights as provided in the Deposit Agreement, and (iii) deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to the Depositary.

At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held and may hold the net proceeds of any such sale, together with any other cash then held by it, without liability for interest, for the pro rata benefit of the Holders of ADSs which have not theretofore been surrendered. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash. Upon the termination of the Deposit Agreement, the Company will be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary regarding indemnification and charges.

Transfer

Upon surrender of the ADSs at the principal office of the Depositary and payment of the Depositary’s fee and associated charges, the Holder is entitled to the delivery of Deposited Securities represented by those ADSs. Delivery of the Deposited Securities can be made:

•	by the delivery of certificates or other appropriate evidence of title to the order of the Holder or as ordered by him; or

•	by the delivery of certificates or other appropriate evidence of title endorsed or accompanied by proper instruments of transfer.

Such delivery will be made without unreasonable delay at the custodian’s office or at the Depositary’s principal office. The forwarding of the Deposited Securities for such delivery at the corporate trust office of the Depositary in the Borough of Manhattan, The City of New York is at the risk and expense of the Holder surrendering the ADSs. Neither the Depositary nor the custodian will deliver Ordinary Shares, by physical delivery, book-entry transfer or otherwise, or otherwise permit Ordinary Shares to be withdrawn from the facility created by the Deposit Agreement, except upon the surrender of ADSs or in connection with a permitted sale.

The Depositary registers transfers of ADSs on its transfer books upon:

•	the surrender of the ADR by the Holder, in the case of certificated ADSs; or

•	the receipt of a proper instruction from the Holder, in the case of uncertificated ADSs.

Thereupon the Depositary delivers those ADSs to or upon the order of the person entitled thereto.

As a condition precedent to the delivery or registration of transfer of any ADSs, the surrender of any ADSs or the withdrawal of any Deposited Securities, the Depositary or the custodian may require:

•

payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees,

•	the production of satisfactory proof regarding the identity and genuineness of any signature; and

•	compliance with such regulations, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of ADSs against deposits of Ordinary Shares may be suspended or withheld, the registration of transfer of ADSs may be refused, and the surrender of outstanding ADSs may be suspended:

•	during any period when the transfer books of the Depositary or the Company are closed; or

•	if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith.

Depositary’s Liability

The Depositary assumes no obligation and it will not be subject to any liability under the Deposit Agreement to Holders (including without limitation, liability with respect to the validity or worth of the Deposited Securities), except that it agrees to use its best judgment and to act in good faith in the performance of its duties set forth in the Deposit Agreement.

The Depositary is under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADSs, which in its opinion may involve it in expense or liability, unless a satisfactory indemnity against all expense and liability is furnished. No custodian will be under any obligation whatsoever with respect to such proceedings.

The Depositary will not be liable for any of its actions, or non-actions, taken in reliance upon the advice of or information from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any Holder, or any other person it believed to be competent to give such advice or information. The

Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or omission is in good faith and in accordance with the terms of the Deposit Agreement. Neither the Depositary nor its agent will be liable to any person for any actions taken by either in reliance upon any written instructions from the Company.

The Company will indemnify the Depositary and each custodian against, and hold each of them harmless from, any liability or expense which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts (i) by either the Depositary or any custodian, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its agents.

DEBT SECURITIES

The notes listed on the New York Stock Exchange and set forth on the cover page to CRH’s Annual Report on Form 20-F for the year ended 31 December 2020 have been issued by CRH America, Inc. (the “Issuer”). These notes were issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the notes.

The following table sets forth the date of the registration statement, date of the base prospectus and date of issuance for the notes (the “Notes”).

Series	Registration Statement	Date of Base Prospectus	Date of Issuance
5.750% Notes due 2021	333-166313	27 April 2010	30 November 2010

The following description of our Notes is a summary and does not purport to be complete and is qualified in its entirety by the full terms of the Notes.

Terms Applicable to the Notes:

The Notes were issued pursuant to the Guaranteed Debt Securities Indenture, dated as of March 20, 2002 (the “Indenture”), between CRH America, Inc. as the Issuer, CRH plc as Guarantor, and The Bank of New York Mellon, as successor trustee to J.P. Morgan Chase Bank (the “Trustee”).

A.	Description of the Notes

The Notes were issued in the aggregate principal amount, and unless previously redeemed and cancelled will mature on the Maturity Date and will bear interest at the rate per annum, set forth in the table below:

	Aggregate Principal Amount	Maturity Date	Fixed Interest Rate
2021 notes	$400,000,000	15 January 2021	5.750%

Interest on the Notes will be payable semi-annually in arrears on the interest payment dates, commencing on the first interest payment date, set forth in the table below:

	Interest Payment Dates	First Interest Payment Date
2021 notes	January 15 and July 15 of each year	15 July 2011

Each payment of interest due on an interest payment date or the date of maturity includes interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, but excluding the interest payment date or the date of maturity. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months. The regular record dates for the Notes are January 1 and July 1.

The currency in which the payment of the principal of, or any premium, or interest of the Notes is payable is US dollars.

The interest rate payable on the Notes is subject to adjustments from time to time if Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services downgrades (or if either subsequently upgrades) the rating on the Notes, as described below.

Form and Denomination

The Notes have been issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (the “DTC”). Beneficial interests in the Notes may be held through DTC, and DTC and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg) who record beneficial interest on their books. Settlement of the Notes occurs through DTC in same day funds.

Paying Agent

The Trustee also serves as the principal paying agent for the Notes. The Issuer may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Prospectus Supplement

Interest Rate Adjustment

The interest rate payable on the Notes is subject to adjustments from time to time if either Moody’s (as defined below) or S&P (as defined below) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, in the manner described below. If the rating from Moody’s of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes on the date of issuance by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes on the date of issuance by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their issuance plus the percentages set forth opposite the applicable ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the Notes to Baa3 or higher, and S&P increases its rating to BBB- or higher the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of issuance. In addition, the interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the Notes become rated A3 and A- or higher by Moody’s and S&P, respectively (or one of these ratings if the Notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of issuance.

If either Moody’s or S&P ceases to provide a rating of the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the Notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

If the interest rate payable on the Notes is increased as described above, the term “interest” will be deemed to include any such additional interest unless the context otherwise requires.

The Trustee shall have no obligation to monitor whether any interest rate change is required. The Issuer will promptly notify the Trustee of any interest rate change.

Redemption and Repayment

The Issuer or CRH plc may redeem the Notes in whole at any time or in part from time to time at the applicable redemption price as described in “Optional Make-Whole Redemption” below. In addition, the Issuer or CRH plc may redeem the Notes in whole if certain tax events occur. See “Tax Redemption” and “Optional Tax Redemption” below. If the Issuer undergoes specific kinds of changes in control, it may be required to offer to repurchase the Notes. See “Change of Control Repurchase Event” below.

Notice of Redemption

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. On and after any redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before any redemption date, CRH plc or the Issuer shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker (as defined below) and either CRH plc or the Issuer, and the Trustee and any paying agent for the Notes shall be entitled to rely on such calculation.

Optional Make-Whole Redemption

CRH plc or the Issuer may redeem the Notes at its option in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

•

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for that redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

•	“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by CRH plc or the Issuer to act as the “Independent Investment Banker”.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the Notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

•

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC, UBS Securities LLC and RBS Securities Inc. and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by the Issuer, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), CRH plc or the Issuer shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

•

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Payment of Additional Amounts

All payments by the Issuer of the principal or interest on the applicable Notes and all payments by CRH plc under the guarantees will be made free and clear of any withholding for taxes or any other governmental charge, unless such withholding is required by the laws of any jurisdiction where the Issuer or CRH plc are incorporated or tax resident. In the event that CRH plc is required to withhold such taxes or governmental charges, CRH plc will be required, subject to certain exceptions, to pay holders of the Notes an additional amount so that the net amount they receive is the amount specified in the Notes to which they are entitled. No additional amounts will be payable in respect of any withholding for taxes or governmental charges imposed by the United States government or any political subdivision of the United States government or on payments by us. See also “Payment of Additional Amounts” below.

Tax Redemption

In the event of various tax law changes after the date of issuance of the Notes that require CRH plc to pay additional amounts or withhold taxes from payments to the Issuer, in respect of the Notes, or in certain other circumstances as described in “Payment of Additional Amounts” below, the Issuer or CRH plc may call all, but not less than all, of the Notes for redemption. This means that the Notes may be repaid early. See also “Optional Tax Redemption” below. If the Issuer or CRH plc call the Notes, they must pay 100% of their principal amount. The Issuer or CRH plc will also pay the holders accrued interest if the interest through the redemption date has not otherwise been paid. The Notes will stop bearing interest on the redemption date, and holders will not accrue interest on any amounts deposited by the Issuer with the Trustee for their account following tax redemption. The Issuer or CRH plc will give notice to DTC of any proposed redemption at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the Notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless the Issuer has exercised its right to redeem the Notes in full or has defeased such Notes, the Issuer will make an offer to each holder of the Notes to repurchase all or, at the holder’s option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at the Issuer’s option, prior to any change of control, but after the public announcement of the change of control, the Issuer will give notice to each holder by providing a written notice to the Trustee at its corporate trust office, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the Notes by virtue of such conflict.

On the change of control repurchase event payment date, the Issuer will, to the extent lawful:

1)	accept for payment all the Notes or portions of the Notes properly tendered pursuant to our offer;

2)	deposit with the Trustee an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of the Notes being purchased by us.

The Trustee will promptly mail to each holder of the Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all of the Notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the Notes are downgraded to a rating that is below investment grade by both rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) on any date commencing 60 days prior to the first public announcement of any change of control or arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the rating agencies).

The term “change of control” means the occurrence of any of the following: (1) the acquisition (including in connection with a merger or consolidation) by any person or any persons acting in concert (as defined in section 1(3) of the Irish Takeover Panel Act, 1997), or any person or persons acting on behalf of any such person(s), (the “relevant person”) at any time of an interest (within the meaning of Part IV, Chapter 2 of the Companies Act, 1990) in (A) more than 50% of the issued ordinary share capital of CRH plc or (B) such number of shares in the issued share capital of CRH plc as carry more than 50% of the voting rights normally exercisable at a general meeting of CRH plc, provided that a change of control shall not be deemed to have occurred if all or substantially all of the shareholders of the relevant person are, or immediately prior to the event which would otherwise have constituted a change of control were, the shareholders of CRH plc with the same (or substantially the same) pro rata interests in the share capital of the relevant person as such shareholders have, or as the case may be, had, in the share capital of CRH plc; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of CRH plc’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of CRH plc’s Board of Directors is composed of members who are not continuing directors.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “continuing director” means, as of any date of determination, any member of CRH plc’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of CRH plc’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

The term “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service Inc.

The term “rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

Base Prospectus

Ranking

The Notes are unsecured and unsubordinated indebtedness of CRH America, Inc. and rank equally with all of its other present and future unsecured and unsubordinated indebtedness. The Notes rank equally without any preference among themselves and with all of CRH America, Inc.’s present and future unsecured and unsubordinated indebtedness.

Guarantee

CRH plc unconditionally and irrevocably guarantees on an unsubordinated basis the due and punctual payment of the principal, interest, premium, if any, and any other additional amounts payable in respect of the Notes and the Indenture, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the Notes are unsecured, unsubordinated obligations of CRH plc. The guarantees rank equally with all other present and future unsecured and unsubordinated indebtedness of CRH plc. Because CRH plc is a holding company, the Notes will effectively be subordinated to any indebtedness of its subsidiaries (except for CRH America, Inc.).

Additional Indebtedness

The Indenture does not limit the aggregate amount of debt securities that the Issuer may issue or the number of series or the aggregate amount of any particular series. The Issuer may issue debt securities and other securities at any time without the consent of the holders and without notifying them. The Indenture and the

Notes do not limit the Issuer’s ability to incur other indebtedness or to issue other securities. Also, the Issuer is not subject to financial or similar restrictions by the terms of the Notes, except as described below under “Covenants—Restriction on Sales and Leasebacks”.

Covenants – Restrictions on Liens

Some of the Issuer’s or CRH plc’s property may be subject to a mortgage or other legal mechanism that gives their lenders preferential rights in that property over other lenders, including holders of the Notes, or over the Issuer’s and CRH plc’s general creditors if the Issuer or CRH plc fail to pay them back. These preferential rights are called liens. The Issuer and CRH plc will not become obligated on any new debt for borrowed money that is secured by a lien on any of the Issuer’s or CRH plc’s properties, which are described further below, unless the Issuer or CRH plc grant an equivalent or higher-ranking lien on the same property to holders of the Notes.

Neither the Issuer nor CRH plc need to comply with this restriction if the amount of all debt that would be secured by liens on the Issuer’s or CRH plc’s properties, which are described further below, excluding the debt secured by the liens that are listed later, does not exceed 10% of CRH plc’s consolidated shareholders’ funds. Consolidated shareholders’ funds refers to:

•	The paid up capital of CRH plc; plus

•	The consolidated capital and revenue reserves of CRH plc, capital grants, deferred taxation and minority shareholders’ interests, but deducting the amount of repayable government grants; minus

•	Any revaluation upwards after the end of CRH plc’s latest fiscal year preceding the issuance of the Notes of plant and machinery.

This restriction on liens applies only to liens for borrowed money. For example, liens imposed by operation of law or by order of a court, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens the Issuer or CRH plc create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction. This restriction on liens also does not apply to debt secured by a number of different types of liens, and the Issuer and CRH plc can disregard this debt when calculating the limits imposed by this restriction. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the Notes;

•

any lien over any property that the Issuer or CRH plc acquired as security for, or for indebtedness incurred, to finance all or part of the price of its acquisition, construction, development, modification or improvement;

•	any lien over any property that the Issuer or CRH plc acquired subject to the lien, provided the lien was not created in anticipation of the acquisition of that property;

•

any lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the lien relates to a property involved in the project and that the Issuer or CRH plc acquired after the date of the issuance of the Notes;

•	any lien securing the Issuer’s or CRH plc’s indebtedness for borrowed money incurred in connection with the financing of accounts receivable;

•	any lien incurred or deposits made in the ordinary course of business which do not involve borrowed money including but not limited to,

•	any mechanics’, materialsmen’s, carriers’, workmen’s, vendors’ or similar lien,

•	any lien arising in connection with equipment leases,

•	any easements or rights-of-way restrictions and other similar charges;

•

any lien upon specific items of the Issuer’s or CRH plc’s inventory or other goods and proceeds securing the Issuer’s or CRH plc’s obligations in respect of bankers’ acceptances issued or created to purchase, ship or store such inventory or other goods.

•

any lien or deposits securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other similar obligations incurred in the ordinary course of business.

•	any lien securing industrial revenue, development, first mortgage bonds issued to secure other bonds or similar bonds issued by or for the benefit of the Issuer or CRH plc.

•

any lien on the Issuer’s or CRH plc’s property required by contract or any applicable laws, rules, regulations or statutes, securing the Issuer’s or CRH plc’s obligations and payments under a contract with a governmental entity or in relation to a contract entered into at the request of a governmental entity.

•

any statutory or contractual right of set-off, including rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of the Issuer or CRH plc or in connection with the issuance of letters of credit for the benefit of the Issuer or CRH plc, any lien created on compensating credit balances and any lien created on amounts of a nature similar to such credit balances held in trust, in each case (other than a statutory right of set-off) to the extent required by a financial institution as security for financing provided to the Issuer, CRH plc or any direct or indirect subsidiary of CRH plc.

•

any lien securing liabilities under agreements with the Exports Credit Guarantee Department of the British government, or similar forms of credit, over sums due under any contract for the purchase, supply or installation of plant and/or machinery.

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any lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations related to the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind.

•	any lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business.

•	any lien securing taxes or assessments or other applicable governmental charges or levies.

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any lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business.

•	any lien in favor of CRH plc or any subsidiary of CRH plc.

•	any extension, renewal or replacement, as a whole or in part, of any lien included earlier in this list; and

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be so extended, renewed or replaced; and

•	the extension, renewal, or replacement lien is limited to all or part of the same property, including improvements that secured the lien to be extended, renewed or replaced.

Covenants – Restrictions on Sales and Leasebacks

Neither the Issuer nor CRH plc will enter into any sale and leaseback transaction involving a property other than as allowed by the Indenture covenant relating to these. A sale and leaseback transaction is an arrangement between the Issuer or CRH plc and any person where the Issuer or CRH plc lease a property that the Issuer or CRH plc has owned for more than 270 days and has sold to that person or to any person to whom that person has advanced funds on the security of the property.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between CRH plc and one of its subsidiaries, or between a subsidiary of CRH plc and any other subsidiary of CRH plc. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the Indenture does not restrict the ability of any subsidiary of CRH plc (other than CRH America, Inc.) to enter into sale and leaseback transactions.

The covenant allows the Issuer or CRH plc to enter into sale and leaseback transactions in two additional situations. First, the Issuer or CRH plc may enter sale and leaseback transactions if they could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to the holders of the Notes under the restriction on liens described above.

Second, the Issuer or CRH plc may enter into sale and leaseback transactions if, within one year of the transaction, the Issuer or CRH plc, as the case may be, invest an amount equal to at least the net proceeds of the sale of the property that the Issuer or CRH plc, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of the Issuer’s or CRH plc’s property or used to retire any indebtedness for money that the Issuer or CRH plc borrowed, incurred or assumed.

Optional Tax Redemption

The Notes may be redeemed in whole but not in part, in the three situations described below. The redemption price for the Notes will be equal to the principal amount of the Notes being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. Furthermore, the holders of the Notes must receive between 30 and 60 days’ notice before the Notes are redeemed.

The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, CRH plc determines that it would be required to pay additional amounts as described under “Payment of Additional Amounts” below. This applies only in the case of changes, executions or amendments that occur on or after the date of issuance of the Notes in the jurisdiction where CRH plc is incorporated. If CRH plc has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor. The Issuer or CRH plc would not have the option to redeem in this case if the Issuer could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available.

The second situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, CRH plc or any of its subsidiaries determines that it would have to deduct or withhold tax on any payment to CRH America, Inc. to enable it to make a payment of principal or interest on the Notes, including the payment of additional amounts as described under “Payment of Additional Amounts” below. This applies only in the case of changes, executions or amendments that occur on or after the date of issuance of the Notes in the jurisdiction where CRH plc is incorporated. If CRH plc has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor. The Issuer or CRH plc would not have the option to redeem in this case if the Issuer could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available.

The third situation is where, following a merger, consolidation or sale or lease of CRH plc’s assets to a person that assumes or, if applicable, guarantees the Issuer’s obligations on the Notes, that person is required to pay additional amounts as described under “Payment of Additional Amounts” below. The Issuer, or the other person, would have the option to redeem the Notes in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither the Issuer nor that person have any obligation under the Indenture to seek to avoid the obligation to pay additional amounts in this situation.

The Issuer, or that person, as applicable, shall deliver to the Trustee an officer’s certificate to the effect that the circumstances required for redemption exist.

Payment of Additional Amounts

The government of any jurisdiction where CRH plc is incorporated or, if different, tax resident may require CRH plc to withhold amounts from payments on the principal or interest on the Notes or any amounts to be paid under the guarantee, as the case may be, for taxes or any other governmental charges. If any such jurisdiction requires a withholding of this type, CRH plc may be required to pay the holders of the Notes an additional amount so that the net amount they receive will be the amount specified in the Notes to which they are entitled.

CRH plc will not be required to make any payment of additional amounts under any of the following circumstances:

•	The United States government or any political subdivision of the United States government is the entity that is imposing the tax or governmental charge.

•

The tax or charge is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction. These connections include, but are not limited to, where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•	The tax or charge is imposed due to the presentation of the Notes for payment on a date more than 30 days after the Notes became due or after the payment was provided for.

•	There is an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

•	The tax, assessment or governmental charge is payable in a manner that does not involve withholdings.

•

The tax, assessment or governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any of the Issuer’s or CRH plc’s requests for the following that the statutes, treaties, regulations or administrative practices or the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any other information requirements.

•	The withholding or deduction is imposed pursuant to the EU Directive on Taxation of Savings (2003/48/EC), or any law implementing such Directive.

•

The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting the Notes to another paying agent in a member state of the European Union.

•

The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, the Notes, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor to CRH plc is incorporated.

Additional amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. Under the Indenture, CRH plc or any subsidiary of CRH plc may assume the Issuer’s obligations under the Notes. This may be a taxable event to U.S. holders. U.S. holders may be treated as having exchanged their Notes for other debt securities issued by CRH plc or such subsidiary and may have to recognize gain or loss for U.S. federal income tax purposes upon such assumption.

Modifications to the Indenture

There are three types of changes the Issuer can make to the Indenture and the Notes. Holders of global securities should consult with their banks or brokers for information on how approval may granted or denied if the Issuer seeks to change the Indenture or the Notes or request a waiver.

Changes Requiring Approval of the Holders of the Notes. First, there are changes that cannot be made to the Notes without the specific approval of the holders of the Notes. Following is a list of those types of changes:

•	change the stated maturity of the principal, or any instalment of principal, or interest on the Notes;

•	reduce any amounts and the rate of interest of the Notes or any premium due upon its redemption;

•	change any obligation of CRH plc to pay additional amounts described under “Payment of Additional Amounts” above;

•	reduce the amount of principal payable upon acceleration of the maturity of the Notes following a default;

•	change the place or currency of payment of the Notes;

•	impair the holders’ right to sue for payment or conversion;

•	reduce the percentage of holders of the Notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of the Notes whose consent is needed to waive compliance with various provisions of the Indenture or to waive various defaults;

•

modify any other aspect of the provisions dealing with modification and waiver of the Indenture, unless to provide that additional provisions of the Indenture cannot be modified or waived without the holders’ consent; and

•	modify or affect in any manner adverse to the holders of the Notes the obligations of CRH plc that relate to payment of principal, premium and interest, sinking fund payments and conversion rights.

Changes Requiring a Majority Vote. The second type of change to the Indenture and the Notes is the kind that requires a vote in favor by holders of the Notes owning a majority of the principal amount of the Notes. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect the holders in any material respect. The same majority vote would be required for the Issuer to obtain a waiver of all or part of the covenants described above or a waiver of a past default. However, the Issuer cannot obtain a waiver of a payment default or any other aspect of the Indentures or the Notes listed in the first category described under “Changes Requiring Approval of the Holders of the Notes” above unless the Issuer obtains the holders’ individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of the Notes. This type is limited to clarifications and other changes that would not adversely affect holders of the Notes in any material respect.

Events of Default and Remedies

The holders of the Notes will have special rights if an event of default occurs and is not cured, as described below.

What Is An Event of Default? The term event of default means any of the following:

•	Neither the Issuer nor CRH plc pay the principal or any premium on the Notes on its due date or, in the case of technical difficulties, within 1 day of its due date.

•	Neither the Issuer nor CRH plc pay interest on the Notes within 30 days of its due date.

•

The Issuer or CRH plc remain in breach of a covenant or any other term of the Indenture or the Notes for 90 days after the Issuer or CRH plc, as the case may be, receive a notice of default stating the Issuer or CRH plc, as the case may be, are in breach. The notice must be sent by either the Trustee or by the holders of 25% of the Notes.

•	The Issuer or CRH plc files for bankruptcy or certain other events or a judgment in bankruptcy or a similar judgment is entered.

•	The Issuer’s or CRH plc’s other borrowings in principal amount of at least US$50,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings.

•

The Issuer or CRH plc fail to make a payment of principal of at least US$50,000,000 or fail to honor any guarantee or indemnity with respect to borrowings of at least US$50,000,000 and steps are taken to enforce either of these obligations.

•

Any mortgage, pledge or other charge granted by the Issuer or CRH plc in relation to any borrowing of at least US$50,000,000 becomes enforceable and steps are taken to enforce the mortgage, pledge or other charge, as the case may be.

Remedies If an Event of Default Occurs. If an event of default, other than a bankruptcy or similar event of default, has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the Notes may declare the entire principal amount and any other amounts, including accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. In a bankruptcy or similar event of default, the entire principal amount of the Notes will automatically become due and immediately payable. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the Notes if the Issuer or CRH plc have paid the outstanding amounts due because of the acceleration of maturity and the Issuer or CRH plc have satisfied certain other conditions.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture.

Before the holders of the Notes bypass the Trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes, the following must occur:

•	The holders must give the Trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of the outstanding Notes must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

•

The Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the Trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding Notes during that period.

However, such limitations do not apply to a suit instituted by the holders of the Notes for the enforcement of payment of the principal of or interest on the Notes on or after the respective due dates. Holders of global securities should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

The Issuer and CRH plc will furnish to the Trustee every year a written statement of certain of the Issuer’s and CRH plc’s officers certifying that, to their knowledge, the Issuer and CRH plc are in compliance with the Indenture and the Notes, or else specifying any default.

Regarding the Trustee

As a result of the transfer of JPMorgan Chase Bank’s corporate trust business to The Bank of New York Mellon effective October 1, 2006, The Bank of New York Mellon is currently the trustee under the Indenture. The Trustee’s current address is The Bank of New York Mellon, 101 Barclay Street, Floor 4E, New York NY 10286. In addition to acting as Trustee, The Bank of New York Mellon also maintains various banking and trust relationships with the Issuer and some of its affiliates.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving the Issuer default notice or its default having to exist for a specific period of time were disregarded, the Trustee may be considered to have a conflicting interest with respect to the Notes or the Indenture for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as trustee under the Indenture and the Issuer or CRH plc would be required to appoint a successor trustee.